Exhibit 10.17
REVOLVING NOTE

Denver, Colorado September 28, 2006	$3,500,000
     This Revolving Note is executed and delivered under and pursuant to the terms of that certain Securities Purchase Agreement dated as of September 28, 2006 (the “Purchase Agreement”) by and among ACROSS AMERICA REAL ESTATE CORP., a Colorado corporation (the “Company”), BOCO INVESTMENTS, LLC, a Colorado limited liability company, GDBA INVESTMENTS LLLP, a Colorado limited liability limited partnership, and JOSEPH C. ZIMLICH. Each capitalized term used herein, and not otherwise defined, shall have the meaning ascribed thereto in the Purchase Agreement. This Revolving Note (the “Note”) is the Revolving Note referred to in the Purchase Agreement and is subject to all the agreements, terms and conditions therein contained.
     FOR VALUE RECEIVED, the Company hereby promises to pay to the order of BOCO INVESTMENTS, LLC, a Colorado limited liability company or registered assigns (the “Holder”) on or before September 28, 2009 (the “Maturity Date”) the principal sum of Three Million Five Hundred Thousand Dollars ($3,500,000), or, if different, from such amount the unpaid principal balance of the Revolving Loans pursuant to the Purchase Agreement (the “Principal”).
     All payments due under this Note shall be made in lawful money of the United States of America. At the time of the initial disbursement of a Revolving Loan and at each time any additional Revolving Loan shall be requested hereunder or repayment made in whole or in part thereon, a notation thereof shall be made on the books and records of the Company. The failure to record any such amounts or any error in recording such amounts shall not, however, limit or otherwise affect the obligations of the Company under this Note to repay the principal amount of the Revolving Loans, together with all interest accruing thereon.
     1. Interest; Payments
          (a) Interest Rate. Subject to Section 1(b) and 1(c), this Note shall bear interest on the unpaid Principal balance hereof at the rate (the “Interest Rate”) per annum equal to the greatest of:
          (i) the ninety day average for U.S. Treasury Notes with a 10-year maturity as determined on the last Business Day of each calendar quarter, using the constant maturity calculation, plus 650 basis points;
          (ii) eleven percent (11%); or

          (iii) the highest effective interest rate accruing on any outstanding Indebtedness for Borrowed Money of the Company at any time during the applicable calendar quarter.
          (b) Default Interest. If an Event of Default has occurred and is continuing, interest shall accrue on the unpaid Principal balance of this Note at a rate (the “Default Interest Rate”) equal to the higher of (i) the Interest Rate plus 800 basis points, or (ii) twenty-four percent (24%) per annum.
          (c) Applicable Law. Notwithstanding any provision of this Note, the Purchase Agreement or any other agreement to the contrary, the Company shall not be required to pay, and the Holder shall not be permitted to receive, any compensation that constitutes interest under Applicable Law in excess of the maximum amount of interest permitted by Applicable Law.
          (d) Interest. Accrued and unpaid interest on the unpaid Principal balance of all Revolving Loans outstanding from time to time shall be computed on the basis of a 365-day year and the actual number of days elapsed and shall be payable quarterly on the last Business Day of each calendar quarter, beginning December 29, 2006. The applicable Interest Rate for each calendar quarter shall be determined as provided in Section 1(a) on the last Business Day of each calendar quarter.
          (e) Payments. All payments shall be made at such address as the Holder shall hereafter give to the Company by written notice made in accordance with the provisions of this Note. Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day and, in the case of any interest payment date which is not the date on which this Note is paid in full, the extension of the due date thereof shall not be taken into account for purposes of determining the amount of interest due on such date. In the event the aggregate outstanding principal balance of all Revolving Loans by the Holder hereunder exceeds such Holder’s Revolving Loan Commitment, the Company shall, without notice or demand of any kind, immediately make such repayments of the Revolving Loans or take such other actions as are satisfactory to the Holder as shall be necessary to eliminate such excess. The entire unpaid Principal amount of this Note, together with any unpaid interest thereon, shall be due and payable on the Maturity Date, unless payable sooner in accordance with the provisions of this Note or the Purchase Agreement.
          (f) Prepayment. The unpaid Principal balance of this Note, together with all accrued and unpaid interest, may at the Company’s option be prepaid in whole or in part, at any time or from time to time upon ten (10) days’ prior written notice to the Holder stating the Principal amount to be prepaid and the date on which such prepayment shall be made. Any prepayments hereunder shall be applied first, to all interest accrued but unpaid at such prepayment date and second, to outstanding Principal amounts.
     2. Subordination. The payment of principal and interest on this Note is hereby subordinated to the Senior Debt and Holder will not ask, demand, sue for, take or receive from the Company, by setoff or in any other manner, the whole or any part any amount payable with respect to this Note (whether such amounts represent principal or interest, or obligations which are due or not due, direct or indirect, absolute or contingent), including, without limitation, the taking of any negotiable instruments evidencing such debt, nor any security for any of the Note, unless and until all Senior Debt, whether now existing or hereafter arising, shall have been fully and indefeasibly paid in full in cash and satisfied and all financing arrangements between the Company and all holders of the Senior Debt have been terminated; provided, however, that Holder may receive from the Company scheduled payments of principal and interest with respect to this Note on an unaccelerated basis (including early prepayments pursuant to Section 1(f)) so long as no Senior Default has occurred and is continuing or would result therefrom. If a Senior Default has occurred and is continuing or would result from any scheduled payment of principal or interest by the Company with respect to this Note, then, until the Senior Default which has occurred or which would result from such payment has been cured, no payment of principal or interest shall be deemed due or otherwise payable under this Note.
     3. Events of Default. Each of the following events shall be deemed an “Event of Default”:
          (a) The Company fails to pay the Principal hereof or interest thereon when due on this Note, whether at maturity, upon acceleration or otherwise;
          (b) Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law or the relief of debtors shall be instituted by or against the Company or any subsidiary of the Company, unless such proceeding shall be stayed within thirty (30) days;
          (c) The Company or any subsidiary of the Company shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business, or such a receiver or trustee shall otherwise be appointed;
          (d) Any representation or warranty of the Company made herein or in any agreement, statement or certificate given in writing pursuant hereto or in connection herewith (including, without limitation, the Purchase Agreement or the Registration Rights Agreement), shall be false or misleading in any material respect when made and the breach of which has (or with the passage of time will have) a material adverse effect on the rights of the Holder with respect to this Note, or the Purchase Agreement;
          (e) Any representation or warranty of the Company made in any Request for Advance shall be false or misleading in any material respect;
          (f) Any material failure by the Company to perform or observe any of its covenants contained in the Purchase Agreement where such failure continues for a period in excess of five (5) days after written notice from the Holder or actual knowledge of the Company of such failure;

          (g) If a final judgment, writ or similar process is entered or filed against the Company or any subsidiary of the Company or any of its property or other assets in an amount in excess of $50,000, which is not, within twenty (20) days after the entry thereof, discharged or the execution thereof stayed pending appeal, or within twenty (20) days after the expiration of such stay, such judgment is not discharged;
          (h) Any default with respect to any other Indebtedness for Borrowed Money or liabilities of the Company or any of its subsidiaries in any amount in excess of (i) $50,000 individually or in the aggregate with respect to Indebtedness for Borrowed Money, (ii) $50,000 individually with respect to liabilities and (iii) $100,000 in the aggregate with respect to liabilities and Indebtedness for Borrowed Money, provided, that such event shall only constitute an “Event of Default” where the effect of such default is to permit the holder thereof to accelerate the maturity of such Indebtedness for Borrowed Money or liabilities, as the case may be, but only if (x) the holder elects to exercise such a right to accelerate the maturity of such Indebtedness for Borrowed Money or liabilities, as the case may be, and (y) where such default continues for a period of fifteen (15) days after written notice from the Holder or actual knowledge of the Company of such a default, and provided, further, that a default with respect to liabilities shall not constitute an “Event of Default” where the Company in good faith objects to the amount or obligation to pay the applicable liability and makes appropriate reserves for such liability, if necessary, in accordance with GAAP.
          (i) Any liquidation, dissolution or winding up of the Company and its subsidiaries or its business;
          (j) If the Company reports a net loss, as determined in accordance with U.S. generally accepted accounting principles, in excess of (i) $1,000,000 for any calendar quarter after the date hereof, or (ii) $2,500,000 for any three consecutive calendar quarters after the date hereof;
          (k) Any event, circumstance or conditions exists which could reasonably be expected to result in a Material Adverse Effect on the Company and its Subsidiaries, provided that the Holder shall provide thirty (30) days written notice to the Company if it intends to declare an Event of Default under this paragraph 3(k) and provide the Company with an opportunity to present evidence satisfactory to the Holder in its sole discretion that such event, circumstance or condition has been remedied; or
          (l) The Company shall fail to maintain the listing of the Common Stock on at least one of the OTCBB or any equivalent replacement exchange, the Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market, the New York Stock Exchange or the American Stock Exchange
     4. Consequences of Event of Default
          (a) If there shall occur, after the fulfillment of any applicable notice and cure provisions (if any), any Event of Default specified in sections (a), (b) or (c) of Section 3 hereof, the unpaid Principal balance of this Note and all accrued interest thereon shall be immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are expressly waived.

          (b) If there shall occur, after the fulfillment of any applicable notice and cure provisions (if any), any Event of Default other than those listed in Section 4(a) above, the Holder may, at its option, by written notice to the Company, declare the entire Principal balance of his Note and all accrued interest thereon due and payable, and the same shall thereupon become immediately due and payable without presentment, demand, protest or (except as required hereby) notice of any kind, all of which are expressly waived.
          (c) If an Event of Default shall occur, the Company shall pay the Holder hereof all costs of collection, including reasonable attorneys’ fees.
     5. Definitions
          “Applicable Law” means that law in effect from time to time and applicable to this Note which lawfully permits the contracting, charging, taking, reserving and/or collection of the highest permissible lawful, non-usurious rate of interest or amount of interest on or in connection with this Note.
          “Business Day” means any day other than a Saturday, Sunday or a day on which commercial banks in the city of Denver, Colorado are authorized or required by law or executive order to remain closed.
          “Senior Debt” means all indebtedness, obligations and other liabilities of the Company to Vectra Bank Colorado, national association, pursuant to that certain First Amendment to Credit Agreement dated August 3, 2006, as amended.
          “Senior Default” means any “Default,” “Event of Default” or any condition or event that (with or without notice, lapse of time, or both) would permit Holders of Senior Debt to accelerate the maturity of such Senior Debt if that condition or event were not cured or removed within any applicable grace or cure period set forth therein.
     6. Miscellaneous
          (a) No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privileges. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.
          (b) Any notice herein required or permitted to be given shall be in writing and may be personally served or delivered by courier or sent by United States mail and shall be deemed to have been given upon receipt if personally served (which shall include telephone line facsimile transmission) or sent by courier or three (3) days after being deposited in the United

States mail, certified, with postage pre-paid and properly addressed, if sent by mail. For the purposes hereof, the addresses of the parties for receipt of notice hereunder are:
          If to the Company:
Across America Real Estate Corp.
1660 Seventeenth Street, Suite 450
Denver, Colorado 80202
Attention: Chief Executive Officer
Telephone: (303) 893-1003
Facsimile: (303) 893-1005
With a copy to:
David Wagner & Associates, P.C.
8400 East Prentice Ave.
Penthouse Suite
Greenwood Village, Colorado 80111
Attention: David J. Wagner, Esq.
Telephone: (303) 793-0304
Facsimile: (303) 409-7650
          If to the Holder:
BOCO Investments, LLC
103 West Mountain Ave.
Fort Collins, Colorado 80524
Facsimile: (970) 482-6139
Attention: Chief Executive Officer
With a copy to:
Davis Graham & Stubbs LLP
1550 17th Street, Suite 500
Denver, CO 80202
Attention: Ronald R. Levine II and Brian J. Boonstra
Telephone: (303) 892-9400
Facsimile: (303) 892-7400
          (c) This Note and any provision hereof may only be amended by an instrument in writing signed by the Company and the Holder. The term “Note” and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

          (d) This Note shall be binding upon the Company and its successors and assigns, and shall inure to be the benefit of the Holder and its successors and assigns. Notwithstanding anything in this Note to the contrary, this Note may be pledged as collateral in connection with a bona fide margin account or other lending arrangement.
          (e) Wherever possible, each provision of the Purchase Agreement and this Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Purchase Agreement or this Note shall be prohibited by or be invalid under such law, such provision shall be severable, and be ineffective to the extent of such prohibition or invalidity, without invalidating the remaining provisions of the Purchase Agreement or this Note.
          (f) This Note shall be enforced, governed by and construed in accordance with the laws of the State of Colorado applicable to agreements made and to be performed entirely within such state, without regard to the principles of conflict of laws. The parties hereto hereby submit to the exclusive jurisdiction of federal or state courts located in Denver, Colorado with respect to any dispute arising under this Note. Both parties irrevocably waive the defense of an inconvenient forum to the maintenance of such suit or proceeding. Both parties further agree that service of process upon a party mailed to the notice address set forth in this Note by registered first class mail shall be deemed in every respect effective service of process upon the party in any such suit or proceeding. Nothing herein shall affect either party’s right to serve process in any other manner permitted by law. Both parties agree that a final non-appealable judgment in any such suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on such judgment or in any other lawful manner.

     IN WITNESS WHEREOF, Company has caused this Note to be signed in its name by its duly authorized officer this 28th day of September, 2006.

ACROSS AMERICA REAL ESTATE CORP.

By:	/s/ Ann L. Schmitt

Name: Ann L. Schmitt
Title: Chief Executive Officer